Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2025, relating to the financial statements of Clarkwestern Dietrich Building Systems, LLC, appearing in the Annual Report on Form 10-K of Worthington Enterprises, Inc. for the year ended May 31, 2025.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

September 23, 2025